Exhibit 99.1

Magellan Gold Posts Bond and Commences Work to Reopen the Portals at Center Star Gold Mine in Idaho

WALLACE, Idaho – Aug. 18, 2020 – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or the “Company”), a precious metals exploration and development company, today announced that the Company has posted the bond required under its permit from the U.S. Forest Service (USFS) to reopen portals at the Center Star Gold Mine (“Center Star”) in Idaho.

With bond placed, Magellan has hired a contractor to commence work immediately. This includes rehabilitating roads leading to the Center Star Gold Mine and reopening the mine’s main portal and emergency access portal.

“We are thrilled to begin development work on Center Star Gold Mine. We are moving very quickly to advance this project, after just recently receiving our permit,” said Mike Lavigne, President of Magellan. “Given its historical production, we strongly believe in the potential for this project. As such, reopening the mine’s portals to understand its underground workings is an important milestone in our progression, and one that would define our future development and strategic direction.”

Center Star, located near the Elk City mining district of Idaho, hosts high-grade gold mineralization that was discovered in the early 1900s, with periodic historic production and development work done under different ownership through the 1980s. It has not had any exploration or development work conducted in the last 35 years.

Since acquiring the Center Star project on July 1, 2020, Magellan acquired additional unpatented mining claims adding 320 acres of land to increase its holding to 620 acres of claims along the Center Star gold trend.  Recently, the U.S. Forest Service issued the permit to allow work on the project subject to the posting of a bond with the USFS.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is the Center Star Gold Mine in Idaho. We are additionally working to build a collection of interests in operating mines in the Western United States. Our goal going forward will be to achieve production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact:
Magellan Gold Corporation
Mike Lavigne, President & Director
contact@magellangoldcorp.com